Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Reneo Pharmaceuticals, Inc. (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Combined Company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 20, 2024

By:	/s/ Isaac Manke, Ph.D.
Name: Isaac Manke, Ph.D.